Exhibit 5.8

Warsaw, [—] 2011

WireCo WorldGroup Inc.

12200 NW Ambassador Drive,

Kansas City, MO 64163

Our Ref: F001-329

Dear Sirs,

Re:	The supplemental indenture dated 1 August 2011 and made between, among others, WireCo WorldGroup Inc. as company, DRUMET Liny i Druty Sp. z o.o. and WireCo WorldGroup Poland Holdings Sp. z o.o. as new guarantors and U.S. Bank National Association as trustee and the indenture dated 19 May 2010 and made between WireCo WorldGroup Inc. as issuer, guarantors (as identified in Schedule 1 hereto) and U.S. Bank National Association as trustee.

We have acted as Polish legal counsel for WireCo WorldGroup Inc., a Delaware corporation (the “Company”) and its guarantors: DRUMET Liny i Druty Sp. z o.o., with its seat in Włocławek, Poland (“Drumet”) and WireCo WorldGroup Poland Holdings Sp. z o.o., with its seat in Warsaw, Poland (“WireCo Poland”) (Drumet and WireCo Poland shall be jointly referred to as the “Polish Guarantors”) and have been instructed by the Company to issue this legal opinion in connection with: (i) the preparation of the registration statement on Form S-4, registration number 333-174896, as amended (the “Registration Statement”), for the registration of the Company’s $425,000,000 aggregate principal amount of 9.5% Senior Notes due 2017 (the “Exchange Notes”) to be offered in exchange (the “Exchange Offer”) for outstanding unregistered $425,000,000 aggregate principal amount of 9.5% Senior Notes due 2017 as authorized by the indenture dated 19 May 2010 and made between, among others, the Company as issuer, the Guarantors (as identified in Schedule 1 hereto) and U.S. Bank National Association as Trustee (in such capacity, the “Trustee”) (the “Indenture”) and (ii) the supplemental indenture dated 1 August 2011 and made between, among others, the Company as company, DRUMET and WireCo Poland as new guarantors and Trustee as trustee (the “Supplemental Indenture”). Based upon the Supplemental Indenture, the Polish Guarantors shall become the Affiliate Guarantors (as defined in the Indenture), agree to guarantee the Company’s obligations under the Securities (as defined in the Indenture) on the terms and subject to the conditions set forth in Article Ten of the Indenture and agree to be bound by all other applicable provisions of the Indenture and the Securities (as defined in the Indenture) and perform all of the obligations and agreements of a Guarantor (as defined in the Indenture) under the Indenture.

All definitions used herein have the same meaning as in the Indenture, unless stated otherwise.

WARSAW Head Office: WARDYŃSKI & PARTNERS Aleje Ujazdowskie 10, 00-478 Warsaw, Poland tel.: + 48 22 437 82 00, + 48 22 537 82 00 fax: + 48 22 437 82 01, + 48 22 537 82 01	Offices: BRUSSELS KRAKÓW POZNAŃ WARSAW WROCŁAW	e-mail: brussels@wardynski.com.pl e-mail: krakow@wardynski.com.pl e-mail: poznan@wardynski.com.pl e-mail: warsaw@wardynski.com.pl e-mail: wroclaw@wardynski.com.pl	PN-EN ISO 9001 KRS: 0000192239 VAT: PL5260107832 www.wardynski.com.pl

1.	Documents

For the purposes of this opinion, we have examined the following documents which we have deemed necessary or appropriate in order to give the opinions set forth herein::

(i)	an executed copy of the Indenture in English language;

(ii)	an executed copy of the Supplemental Indenture;

(iii)	a certified extract from the National Court Register (Krajowy Rejestr Sądowy) operated by the District Court in Toruń, VII Commercial Division of the National Court Register, KRS No. 325069 dated [—] 2011 regarding Drumet;

(iv)	a certified extract from the National Court Register (Krajowy Rejestr Sądowy) operated by the District Court for the Capital City of Warsaw, XII Commercial Division of the National Court Register, KRS No. 390636 dated [—] 2011 regarding WireCo Poland;

(v)	a copy of the text of Drumet’s articles of association dated 20 July 2011;

(vi)	a copy of the text of the bylaws of Drumet’s management board dated 15 July 2009;

(vii)	a copy of the text of the bylaws of Drumet’s supervisory board dated 16 July 2009;

(viii)	a copy of the text of WireCo Poland’s articles of association dated 13 June 2011;

(ix)	an executed copy of the resolution of Drumet’s sole shareholder dated 1 August 2011 approving, among others, the terms and transactions contemplated by the Finance Documents;

(x)	[an executed copy] of the resolution of Drumet’s management board dated 1 August 2011 approving, among others, the terms and transactions contemplated by the Finance Documents;

(xi)	a copy of the resolution of Drumet’s supervisory board dated 1 August 2011 approving, among others, the terms and transactions contemplated by the Finance Documents;

(xii)	a copy of the resolution of WireCo Poland’s sole shareholder dated 1 August 2011 approving, among others, the terms and transactions contemplated by the Finance Documents;

(xiii)	a copy of the minutes of the Extraordinary Shareholders Meeting of WireCo Poland dated [•] 2011, including, among others, the resolution appointing the members of the management board of WireCo;

(xiv)	a copy of the power of attorney dated [—] 2011 and authorising Magdalena Kasiarz to represent the sole shareholder of Drumet at the Extraordinary Shareholders Meeting mentioned in Section 1(xiv) hereof; and

(xv)	a copy of the resolution of the WireCo Poland’s management board dated 1 August 2011 approving, among others, the terms and transaction contemplated by the Finance Documents.

The Indenture and Supplemental Indenture jointly shall be referred to as the “Finance Documents”.

Except for the documents listed above, we have not for the purposes of this opinion examined any contracts or other documents entered into by or affecting the Polish Guarantors or any corporate records of the Polish Guarantors. The documents listed above are the only documents, certificates, searches and records as are necessary under Polish law for us to examine to enable us to give this opinion.

2.	Scope of Opinion and Laws Examined

We are qualified to practice law in Poland. This opinion is given only with respect to Polish law as currently in force and applied at the date of this opinion. No opinion is expressed or implied as to the laws of any other territory. No opinion is provided as regards tax or accounting laws.

3.	Assumptions

This opinion is based on the following assumptions that we have taken no steps to verify independently:

(a)	All documents submitted to us as originals are authentic and complete and all signatures and seals are genuine.

(b)	All documents supplied to us as photocopies or facsimile transmitted copies, conformed copies or other copies conform to the originals and such originals are authentic and complete.

(c)	The documents as provided have not been changed from the date they have been certified or executed. All copies certified and all documents dated earlier than the date of this opinion letter on which we have expressed reliance remain accurate, complete and in full force and effect at the date of this opinion letter.

(d)	No event effecting the binding effect of the Finance Documents such as taking advantage of the inexperience, incompetence or necessitated state of a party by another party thereto or by a defect in the declaration of will made by a party to a the Finance Documents evoked by an error, deceit or illegal threat has occurred. The declaration of will of any party to the Finance Documents was made in a state allowing a conscious or free making of a decision and expressing its will. The Finance Documents have not been entered into by any party for the sake of appearance or in connection with money laundering or any other unlawful activity.

(e)	No law (other than Polish law) affects any of the conclusions stated in this opinion letter.

4.	Opinion

Based on the foregoing and subject to the qualifications and observations set out below and to any matters not disclosed to us, we are of the opinion that:

(a)	Each the Polish Guarantors is duly incorporated, validly existing under the laws of Poland, and each of the Polish Guarantors has the requisite corporate power and authority to execute and deliver the Supplemental Indenture and perform its obligations under the Finance Documents, including their respective Guarantees (as defined in the Indenture) of the Exchange Notes as set forth in the Indenture.

(b)	The execution and delivery of the Supplemental Indenture and performance of the Finance Documents, including the Guarantees set forth in the Indenture, by each of the Polish Guarantors have been duly authorized by all necessary corporate actions of such Polish Guarantors.

(c)	Each of the Polish Guarantors has duly executed and delivered the Supplemental Indenture.

(d)	The execution and delivery of the Supplemental Indenture by each of the Polish Guarantors and the performance by each of the Polish Guarantors of its obligations under the Finance Documents will not conflict with or constitute or result in a breach or default under or result in the creation of a lien or encumbrance under or violation of any of (i) articles of associations or (ii) any Applicable Laws.

(e)	No consent, waiver, approval or order of any court or governmental authority of Poland is required pursuant to any Applicable Laws in connection with each of the Polish Guarantor’s execution of the Supplemental Indenture and performance of the Finance Documents.

5.	Qualifications

This opinion is subject to the qualifications stated below:

(a)	So far as we are aware after examining the extracts mentioned in Section 1(iii)-(iv) of this opinion, as of [—] 2011, no order, petition or any resolution for any administration, receivership, winding-up, rehabilitation or insolvency proceedings was registered in respect of Drumet or its assets at the National Court Register (Krajowy Rejestr Sądowy) operated by the District Court in Toruń, VII Commercial Division of the National Court Register, KRS No. 325069 and WireCo Poland or its assets at the National Court Register (Krajowy Rejestr Sądowy) operated by the District Court for the Capital City of Warsaw, XII Commercial Division of the National Court Register, KRS No. 390636. We have not carried out any other searches to verify this.

(b)	The records at the court of registration will not necessarily reveal up-to-date information on the Polish Guarantors since certain matters are registered only following a separate court proceeding and after some time from the actual occurrence of such event.

(c)	The law of any other jurisdiction will not apply in Poland if its application would have any effect which is contrary to the basic principles of legal order in Poland; on the facts of this matter presented to us, we are not aware of, at the date hereof, any principle of public policy or legal order in Poland which is contradicted by the Finance Documents, although it should be noted that in the absence of any legal definition of the term “public policy” or “legal order” and crystallised jurisprudence, it is not possible to express a precise and definite view of the exact interpretation of such terms by the Polish courts.

(d)	With respect to the Finance Documents we do not express our opinion on the validity and enforceability of these documents, and thus with respect to these documents our opinion is limited to an evaluation whether these documents have been duly authorised and executed by the Company.

6.	Observations

(a)	We have not considered the particular circumstances of any party to the Finance Documents or any assignee or transferee of that party or the effect of such particular circumstances on the Finance Documents or the transactions contemplated thereby.

(b)	We express no opinion as to the correctness of any warranties given by any party (expressly or impliedly) under or by virtue of the Finance Documents other than those which are the subject matter of this opinion.

(c)	We express no opinion on any provisions of the Finance Documents which refer to specific laws or regulations of any jurisdiction (other than Poland).

(d)	This opinion is given on the basis that it is to be governed by and construed in accordance with Polish law. We have undertaken no responsibility to notify you of any change to Polish law or in its construction or application after the date of this opinion.

(e)	In this opinion Polish legal concepts are expressed in English terms and not in their original Polish terms. The concepts concerned may not be identical to the concepts described by the same English terms as they exist under the laws of other jurisdictions.

7.	Benefit of Opinion

This opinion is rendered for the benefit of the Company in connection with the Exchange Offer. We hereby consent (i) to the use of this opinion as an Exhibit to the Registration Statement and to the reference to our firm under the caption “Validity of the Exchange Notes” in the Prospectus that is part of the Registration Statement; (ii) to your filing copies of this opinion as an Exhibit to the Registration Statement with agencies of such states as you deem necessary in the course of complying with the laws of such states regarding the Exchange Offer; and (iii) to reliance by Husch Blackwell LLP, United States Counsel to the Company, in connection with its opinion to be issued in connection with the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act. No person (other than the above-mentioned entities) into whose possession a copy of this opinion comes may rely on this opinion, without our express written consent addressed to him.

Yours sincerely,

Łukasz Szegda Partner, legal advisor

Schedule 1

Guarantors

Guarantor	Jurisdiction of Organization

WireCo WorldGroup (Cayman), Inc.	Cayman Islands

WRCA Distributor (Cayman) Ltd.	Cayman Islands

WireCo WorldGroup Sales (Cayman) Ltd.	Cayman Islands

WRCA Finance (Luxembourg) S.a´ r.l.	Luxembourg

WRCA Holdings (Luxembourg) S. a´ r.l.	Luxembourg

WRCA (Luxembourg) S.a´ r.l.	Luxembourg

WRCA Canadian Holdings (Luxembourg) S. a´ r.l.	Luxembourg

WRCA US Holdings Inc.	Delaware, USA

WRCA, LLC	Delaware, USA

1295728 Alberta ULC	Canada

Wireline Works Partnership	Canada

Casar Drahtseilwerk Saar GmbH	Germany

Phillystran Europe B.V.	Netherlands

Oliveira Holland B.V.	Netherlands

WRCA Portugal Sociedade Unipessoal LDA	Portugal

WireCo WorldGroup Portugal Holdings SGPS, S.A.	Portugal

Manuel Rodrigues de Oliveira Sá & Filhos, S.A.	Portugal

Albino, Maia & Santos, Limitada	Portugal

Cabos & Lingas – Sociedade Portuguesa de Comércio, Limitada	Portugal